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      +--------+
      | FORM 4 |                 U.S. SECURITIES AND EXCHANGE COMMISSION
      +--------+                         WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5         Filed pursuant to Section 16(a) of the Securities
    obligations may             Exchange Act of 1934, Section 17(a) of the
    continue.  See             Public Utility Holding Company Act of 1935 or
    Instruction 1(b).       Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Walters,                    RobRoy
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        (Last)                      (First)                        (Middle)

        311 South Fifth Street
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                                   (Street)

        Ironton,                     Ohio                           45638
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  Lawrence Financial Holdings, Inc.
                                             -----------------------------------
                                              (LWFH)
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3.  I.R.S. Identification Number of Reporting Person, (Voluntary)
                                                                 ---------------

4.  Statement for Month/Day/Year  April 17, 2003
                                 -----------------------------------------------

5.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director     X    Officer                10% Owner       Other
  -----            ---- (give title below)  ----            ---- (specify below)

    Chief Financial Officer
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing
    (Check Applicable Line)

     X   Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----

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                             TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title         2. Trans-   2A.       3. Trans-       4. Securities Acquired (A)        5. Amount of        6.Owner-     7. Nature
   of               action   Deemed       action          or Disposed of (D)                Securities         ship       of In-
   Security         Date     Execution    Code            (Instr. 3, 4 and 5)               Beneficially       Form:      direct
   (Instr. 3)       (mm/dd/  Date, if     (Instr. 8)                                        Owned at           Direct     Bene-
                    yy)      any       -----------------------------------------------      End of             (D)or      ficial
                             (mm/dd/yy)                                                     Month              Indirect   Owner-
                                          Code      V    Amount        (A) or    Price      (Instr. 3 and 4)   (I)        ship
                                                                       (D)                                     (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     04/17/2003                P              5.0000        A        $19.50      4,784.0000          D        (1)
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Common Stock     04/17/2003                P            650.0000        A        $19.50      3,815.0000          I       BY IRA
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Common Stock     04/17/2003                P             30.0000        A        $19.50        130.0000          I       By Son
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Common Stock     04/17/2003                P             55.0000        A        $19.50        880.0000          I       By Wife's
                                                                                                                         IRA
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Common Stock                                                                                 1,124.0000          I       By 401(k)
                                                                                                                         (2)
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Common Stock                                                                                 4,656.0000          I       By Award
                                                                                                                         (1)(3)
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Common Stock                                                                                 2,083.0040          I       By ESOP (4)
------------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          (Over)
                                                                  SEC 1474(9-02)
                                                                     Page 1 of 3



FORM 4 (continued)                                                                              Walters, RobRoy - 04/17/2003

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                        TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)           sion or             action              tion Code              ative Securities
                                  Exercise            Date                (Instr. 8)             Acquired (A) or
                                  Price of            (Month/                                    Disposed of (D)
                                  Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                  ative               Year)
                                  Security
                                                                       -------------------------------------------------------
                                                                       Code      V               (A)          (D)

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Incentive Stock Option         $14.45
  (right-to-buy)
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

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-------------------------------------------------------------------------------------------------------------------------------
                    TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount of         8. Price       9. Number of       10. Owner-       11. Na-
cisable and            Underlying Securities          of             Deriv-              ship             ture
Expiration             (Instr. 3 and 4)               Deriv-         ative               Form             of In-
Date                                                  ative          Secur-              of De-           direct
(Month/Day/                                           Secur-         ities               rivative         Bene-
Year)                                                 ity            Bene-               Security:        ficial
                                                      (Instr.        ficially            Direct           Owner-
--------------------------------------------------    5)             Owned               (D) or           ship
Date         Expira-                   Amount or                     Following           Indirect (I)     (Instr.
Exer-        tion         Title        Number of                     Reported            (Instr. 4)       4)
cisable      Date                      Shares                        Transaction(s)
                                                                     (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------------
12/31/2001   12/31/2001  Common Stock  19,396.00                    19,396.00             D
   (5)
-------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:

SEE ATTACHED STATEMENT


       /s/ Aaron M. Kaslow                      04/21/03
       --------------------------------    --------------------
       **Signature of Reporting Person            Date

       By:   Aaron M. Kaslow, Power of Attorney
       For:  RobRoy Walters

**  Intentional misstatements or ommissions of facts constitute
    Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                    Lawrence Financial Holdings, Inc. (LWFH)

Walters, RobRoy                                          Form 4 - April 17, 2003
311 South Fifth Street
Ironton, OH  45638


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Explanation of responses:

(1) Since the reporting person's last report 1,552 shares previously held by Award have vested and are now owned directly.
(2) This form reflects increases in beneficial ownership resulting from exempt acquisitions under a 401(k) pursuant to Rule 16b-3(c).
(3) The remaining Stock Awards granted pursuant to the Lawrence Financial Holdings, Inc. 2001 Stock-Based Incentive Plan, vest in four equal annual installments commencing on December 31, 2002.
(4) This form reflects increases in beneficial ownership resulting from exempt acquisitions under the ESOP pursuant to Rule 16b-3(c).
(5) Incentive Stock Options to acquire 3,880 shares granted pursuant to the Lawrence Financial Holdings, Inc. 2001 Stock-Based Incentive Plan were exercisable as of the date of grant. The remaining options vest in four equal annual installments commencing on December 31, 2002.